Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

JASPER, IN (August 2, 2007) - Kimball International, Inc. (NASDAQ: KBALB) today announced financial results for the fourth quarter and fiscal year 2007, which ended June 30, 2007.

Net sales, gross profit, selling, general and administrative costs, and income from continuing operations discussed below exclude the results of discontinued operations for all periods presented.

Consolidated Overview
Net sales for the fourth quarter of fiscal year 2007 were $338.3 million, an increase of 3% over net sales of $328.6 million in the fourth quarter of fiscal year 2006. Fourth quarter fiscal 2007 net sales included $36.5 million of sales from an acquisition in the Company's Electronic Contract Assemblies segment that was completed in February 2007. The fourth quarter fiscal year 2007 net sales comparison to the prior year was also impacted by a $32 million reduction in the price of finished product sold to a customer in the Electronic Contract Assemblies segment. The cost of raw material which the Company purchases from this same customer was reduced by a similar amount, and therefore, this pricing change had no impact on income from continuing operations. Additionally, the Company had no sales of contract furniture private label products during the fourth quarter of fiscal year 2007 due to a planned exit of this furniture product line, compared to $7.5 million of sales in the same quarter of the prior year. Net sales for the fourth quarter of fiscal year 2007, exclusive of the above changes, increased 4% over the fourth quarter of 2006.

Income from continuing operations in the fourth quarter of fiscal year 2007 was $4.4 million, or $0.11 per Class B diluted share, inclusive of $0.2 million, or $0.01 per Class B diluted share, of after-tax charges associated with restructuring activities. This was a decrease of $7.1 million from income from continuing operations for the fourth quarter of the prior year of $11.5 million, or $0.30 per Class B diluted share, which included $0.5 million, or $0.01 per Class B diluted share, of after-tax restructuring charges and after-tax income of $1.3 million, or $0.03 per Class B diluted share, relating to funds received as part of a Polish offset credit program for investments made in the Company's Poland operation.

Consolidated gross profit as a percent of net sales was 20.4% in the current year fourth quarter compared to 20.9% in the prior year. Gross profit as a percent of net sales was down in the Furniture segment as competitive discounting in the fourth quarter of the current fiscal year on select office furniture products was greater than in the fourth quarter of last year, while product mix also shifted to lower margin product. Gross profit as a percent of net sales in the Furniture segment in the fourth quarter of fiscal year 2007 improved over the reduced percentage in the fiscal year 2007 third quarter due to leverage gained from higher volume and a change in product sales mix. Gross profit as a percent of net sales for the fourth quarter increased in the Electronic Contract Assemblies segment compared to the prior year due to the February 2007 acquisition and the customer pricing adjustment discussed above, which more than offset a shift in product sales mix to lower-margin products.

Consolidated selling, general and administrative (SG&A) costs for the fourth quarter of fiscal year 2007 increased in dollars and as a percent of net sales due to the incremental SG&A costs of the acquisition in the Electronic Contract Assemblies segment and higher investments in field sales personnel and product marketing in the Furniture segment, offset in part by a decline in incentive compensation costs driven by lower earnings.

Other income was $1.9 million in the fourth quarter of fiscal year 2007 compared to $4.6 million in the same period last year. The decline is primarily the result of the receipt of $2.2 million pre-tax funds in the prior year relating to the Polish offset credit program.

The fiscal year 2007 fourth quarter effective tax rate was 21% compared to 18% in the prior year fourth quarter. The fiscal year 2007 fourth quarter effective tax rate was favorably impacted by $0.8 million of after-tax income for adjustments to income tax accruals resulting from the closure of prior year tax audits and lower than expected state income taxes. The prior year fourth quarter effective tax rate was favorably impacted by $1.8 million of after-tax income for adjustments to income tax accruals resulting from the closure of prior year tax audits.

Operating cash flow for the fourth quarter of fiscal year 2007 was $19.8 million compared to $21.1 million in the fourth quarter of last year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings decreased to $80.4 million at June 30, 2007 compared to $148.6 million at June 30, 2006 primarily related to the cash outflow of $46.4 million for the acquisition completed in the fiscal year 2007 third quarter.

For fiscal year 2007, annual net sales were $1.3 billion, which is an increase of 16% over fiscal year 2006 annual sales of $1.1 billion. Acquisitions completed in the fourth quarter of fiscal year 2006 and in the third quarter of fiscal year 2007 within the Electronic Contract Assemblies segment contributed sales of $319.3 million in fiscal year 2007 and $61.5 million in fiscal year 2006. The fiscal year 2007 net sales comparison to prior year was also impacted by the previously mentioned reduction in the price of finished product sold to a customer, which also had a corresponding reduction to the cost of raw material purchased from this customer. The fiscal year 2007 annual impact of the pricing change was a reduction to both net sales and material cost of $64 million, but had no impact on income from continuing operations. Income from continuing operations for fiscal year 2007 was $23.3 million, or $0.60 per Class B diluted share, inclusive of after-tax restructuring charges of $0.9 million, or $0.02 per Class B diluted share. Fiscal year 2006 income from continuing operations was $28.6 million, or $0.75 per Class B diluted share, including after-tax restructuring charges of $2.8 million, or $0.07 per Class B diluted share. Operating cash flow for the fiscal year 2007 annual period was $44.4 million compared to $76.6 million in the prior fiscal year.

James C. Thyen, Chief Executive Officer and President, stated, "We were pleased to see improvement in our Furniture segment over the third quarter as gross profit improved along with higher sales volumes. Our two new office systems products that were available for order late in the third quarter were gaining order volume during the fourth quarter, and our Hospitality product line continued its trend of strong year-over-year sales growth. Our new Electronics China facility has received several new program awards from multiple customers, and it achieved production certification and began shipping product late in the fourth quarter."

Mr. Thyen added, "During the fourth quarter, we purchased 266,427 shares of Class B stock under a 2002 Stock Buy Back plan. We continue to see strong investment opportunities within our businesses, but will opportunistically buy-back Kimball shares when the price appears advantageous."

Furniture Segment
Furniture segment net sales in the fourth quarter of fiscal year 2007 of $153.2 million decreased 2% from net sales of $155.6 million in the prior year fourth quarter. Fiscal year 2007 fourth quarter net sales of branded furniture products, which include office and hospitality furniture, of $153.2 million increased 3% when compared to the prior year net sales on the strength of hospitality product sales. There were no net sales of contract private label products during the fourth quarter of fiscal year 2007 as the planned exit of this product line is complete. Contract private label product net sales totaled $7.5 million in the prior year fourth quarter.

Income from continuing operations in this segment for the fourth quarter of fiscal year 2007 was $3.6 million, a decrease of $2.3 million from the same period last year. After-tax restructuring costs were $0.1 million in both the fourth quarter of fiscal year 2007 and the fourth quarter of fiscal year 2006. Gross profit as a percent of net sales in this segment for the fourth quarter declined 1.6 percentage points from the prior year primarily related to a shift in product mix to lower margin products and higher discounting on select office furniture products, which were partially offset by price increases on select product. Gross profit as a percent of net sales in the fourth quarter of fiscal year 2007 increased over the most recent third quarter due to higher volume and a change in product sales mix. Fourth quarter SG&A dollars in this segment increased 1% over the prior year as lower incentive compensation costs were more than offset by increases in other SG&A costs, including increased investments for additional sales staff and for product marketing and promotion in support of the Company's sales growth strategy.

Electronic Contract Assemblies Segment
During the third quarter of fiscal year 2007 the Company completed the acquisition of Reptron Electronics, Inc., a U.S. based electronics manufacturing services company which provides engineering services, electronics manufacturing services, and display integration services. This acquisition increases the capabilities and expertise of the Company's Electronic Contract Assemblies segment in the medical electronics and high-end industrial sectors. The purchase price was $50.9 million including costs to acquire the stock, the payoff of certain debt, the assumption of acquisition-related liabilities, and direct costs of the acquisition. The operating results of the acquisition are included in the Company's consolidated financial statements as of the acquisition date.

Net sales for the fourth quarter of fiscal year 2007 in the Electronic Contract Assemblies segment of $185.1 million increased 7% over net sales of $173.0 million in the prior year. The acquisition completed in the current year third quarter contributed $36.5 million in net sales during the fourth quarter. The fourth quarter fiscal year 2007 net sales comparison to prior year for this segment was also impacted by the previously mentioned $32 million reduction in the price of finished product sold to a customer, which had a corresponding reduction to the cost of raw material purchased from this customer. Net sales to customers in the medical and industrial controls industries were higher in the fourth quarter compared to last year while net sales to customers in the automotive industry declined compared to the prior year.

This segment generated a loss from continuing operations for the current year fourth quarter of ($0.1) million, compared to income from continuing operations of $3.6 million in the prior year fourth quarter. The prior year fourth quarter earnings in this segment include the favorable impact of the Polish offset credit funds. The decline in earnings also resulted from a decline in net sales of higher margin mature products, primarily automotive products, reaching end of life and costs related to the start-up of a manufacturing facility in China. The Company has received final customer approval to start production in this facility. There were minimal sales recorded for the China facility during the current year fourth quarter. The earnings per share impact of the start-up losses at the China facility approximated $0.03 per Class B diluted share in the current year fourth quarter compared to $0.01 per Class B diluted share in the prior year fourth quarter. SG&A costs increased in this segment due to the incremental SG&A costs from the acquisition. There were no restructuring costs in the current year fourth quarter in this segment and $0.3 million after-tax restructuring costs in the fourth quarter of the prior fiscal year.

Non-GAAP Financial Measures
This press release contains a non-GAAP financial measure. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measure used within this release is fourth quarter fiscal year 2007 net sales adjusted for acquisitions, contract private label sales and a customer pricing change. A reconciliation of the reported GAAP numbers to this non-GAAP financial measure is included in the Financial Highlights table below. Management believes it is useful for investors to easily see the impact of these items on net sales to assist in understanding the variance to the fourth quarter of the prior year.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities and unexpected integration issues with acquisitions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2006.

Conference Call / Webcast
Kimball International will conduct its fourth quarter financial results conference call beginning at 2:00 PM Eastern Time today, August 2, 2007. To listen to the live conference call, dial 866-700-6979, or for international calls, dial 617-213-8836. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 16, 2007, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 64901681.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Furniture segment and the Electronic Contract Assemblies segment. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter and fiscal year ended June 30, 2007, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	June 30, 2007	June 30, 2006

Net Sales	$ 338,301	100.0%	$ 328,616	100.0%
Cost of Sales	269,342	79.6%	260,036	79.1%

Gross Profit	68,959	20.4%	68,580	20.9%

Selling, General & Administrative Expenses	64,964	19.2%	58,340	17.8%
Restructuring Expense	263	0.1%	797	0.2%

Operating Income	3,732	1.1%	9,443	2.9%
Other Income - Net	1,861	0.6%	4,571	1.4%

Income from Continuing Operations Before Taxes on Income	5,593	1.7%	14,014	4.3%
Provision for Income Taxes	1,158	0.4%	2,516	0.8%

Income from Continuing Operations	4,435	1.3%	11,498	3.5%
Gain (Loss) from Discontinued Operations, Net of Tax	26	0.0%	(1,096)	(0.3%)

Net Income	$ 4,461	1.3%	$ 10,402	3.2%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.11		$0.30
Class B	$0.11		$0.30
Diluted from Continuing Operations:
Class A	$0.11		$0.30
Class B	$0.11		$0.30
Basic:
Class A	$0.11		$0.27
Class B	$0.12		$0.27
Diluted:
Class A	$0.11		$0.27
Class B	$0.11		$0.27

Average Shares Outstanding
Basic	38,708		38,212
Diluted	39,233		38,565

Fiscal Year Ended
($000's, except per share data)	June 30, 2007	June 30, 2006

Net Sales	$ 1,286,930	100.0%	$ 1,109,549	100.0%
Cost of Sales	1,025,570	79.7%	860,658	77.6%

Gross Profit	261,360	20.3%	248,891	22.4%

Selling, General & Administrative Expenses	233,409	18.1%	215,857	19.5%
Restructuring Expense	1,528	0.1%	4,655	0.4%

Operating Income	26,423	2.1%	28,379	2.5%
Other Income - Net	9,929	0.7%	10,818	1.0%

Income from Continuing Operations Before Taxes on Income	36,352	2.8%	39,197	3.5%
Provision for Income Taxes	13,086	1.0%	10,584	0.9%

Income from Continuing Operations	23,266	1.8%	28,613	2.6%
Loss from Discontinued Operations, Net of Tax	(4,114)	(0.3%)	(13,550)	(1.2%)

Income Before Cumulative Effect of Change in Accounting Principle	19,152	1.5%	15,063	1.4%
Cumulative Effect of Change in Accounting Principle	0	0.0%	299	0.0%

Net Income	$ 19,152	1.5%	$ 15,362	1.4%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.60		$0.74
Class B	$0.61		$0.75
Diluted from Continuing Operations:
Class A	$0.58		$0.74
Class B	$0.60		$0.75
Basic:
Class A	$0.49		$0.39
Class B	$0.50		$0.41
Diluted:
Class A	$0.47		$0.39
Class B	$0.49		$0.40

Average Shares Outstanding
Basic	38,602		38,197
Diluted	39,257		38,384

Condensed Consolidated Statements of Cash Flows
	Fiscal Year Ended
($000's)	June 30, 2007	June 30, 2006

Net Cash Flow provided by Operating Activities	$ 44,374	$ 76,612
Net Cash Flow used for Investing Activities	(54,540)	(66,238)
Net Cash Flow used for Financing Activities	(20,670)	(3,304)
Effect of Exchange Rates	1,006	534

Net Increase/(Decrease) in Cash & Cash Equivalents	(29,830)	7,604
Cash & Cash Equivalents at Beginning of Period	64,857	57,253

Cash & Cash Equivalents at End of Period	$ 35,027	$ 64,857

Condensed Consolidated Balance Sheets

($000's)	June 30, 2007	June 30, 2006

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 102,377	$ 171,703
Receivables, Net	172,190	154,571
Inventories	135,901	109,479
Prepaid Expenses and Other Current Assets	34,348	31,974
Assets Held for Sale	3,032	353
Property & Equipment, Net	173,800	151,122
Capitalized Software, Net	18,763	26,602
Goodwill	15,518	3,286
Other Assets	38,812	29,931

Totals	$ 694,741	$ 679,021

Liabilities & Share Owners' Equity
Current Liabilities	$ 249,237	$ 236,699
Long-Term Debt, Less Current Maturities	832	1,125
Deferred Income Taxes & Other	17,224	18,615
Share Owners' Equity	427,448	422,582

Totals	$ 694,741	$ 679,021

Reconciliation of Non-GAAP Financial Measures

Net Sales, Adjusted for Acquisitions, Contract Private Label Products and Customer Pricing Adjustment

(Unaudited)	Three Months Ended
($ in millions)	June 30,	June 30,	Percent
	2007	2006	Change

Net Sales, as reported	$338	$329	3%
Less: Net Sales of Fiscal Year 2007 Acquisition	36	0
Less: Net Sales of Contract Private Label Products	0	8
Plus: Customer Pricing Adjustment	32	0

Net Sales, Excluding the Impact of Acquisitions, Contract Private Label Products and Customer Pricing Adjustment	$334	$321	4%

	Fiscal Year Ended
	June 30,	June 30,	Percent
	2007	2006	Change

Net Sales, as reported	$1,287	$1,110	16%
Less: Net Sales of Fiscal Year 2006 & 2007 Acquisition	319	62
Less: Net Sales of Contract Private Label Products	11	39
Plus: Customer Pricing Adjustment	64	0

Net Sales, Excluding the Impact of Acquisitions, Contract Private Label Products and Customer Pricing Adjustment	$1,021	$1,009	1%